Exhibit 10.3

AMERICAN SHARED HOSPITAL SERVICES 601 MONTGOMERY STREET, SUITE 1112 SAN FRANCISCO, CALIFORNIA 94111 TEL 415.788.5300 WEB ASHS.COM

Scott Frech

Address 1

Address 2

Tinley Park, IL

Dear Scott,

American Shared Hospital Services (“ASHS”) is pleased to offer you full-time employment as our Chief Financial Officer (“CFO”). In this salary exempt position, you will be paid an annual salary of $275,000 payable on a bi-weekly basis, which equates to $10,576.92 per bi-weekly pay period. Your start date shall be Thursday, December 19th, 2024.

Your responsibilities will include, but are not limited to the following:

●	All Accounting and Financial activities and responsibilities
●	Effective organizational and interpersonal skills, ability to communicate and manage at all levels of the organization
●	Strong problem solving and critical thinking skills
●	Strong compliance skills – SEC Reporting (10K. 10Q’s, etc).
●	Strong internal reporting including budgeting and forecasting capabilities
●	Above average skill-level with Microsoft Word, Excel and PowerPoint and CRM software.
●	Especially billing and collections activities at our Rhode Island facilities (to be brought in-house)

In addition to your annual base salary, you will be eligible for the following compensation and benefits programs:

Vacation-in addition to the 2 weeks of vacation in our company vacation policy, you will be eligible for an additional 2 weeks of PTO (4 weeks total).

In the event that you forego severance compensation from your former employer, ASHS will provide you with a “sign on” bonus of 50% of the amount of severance compensation lost (from your former employer).

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Bonus: The Variable Compensation Plan (“VCP”) to be discussed and agreed upon, in writing, approximately 30 days after start of employment. The amount eligible to be earned will be 30% of your annual salary or $82,500 in 2025.

Exhibit 10.3

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In connection with the commencement of your employment, you will also participate in an award of 50,000 RSUs (Restricted Stock Units) under the Company’s Stock Compensation Plan, which will vest in equal annual amounts (20%) (10,000 each year) over a 5 year period. Each year award will be based on the evaluation of your performance by our Executive Chairman.

This offer is contingent upon the completion of background checks, certification/licensure checks, signing of confidentiality agreements and compliance with immigration law and completion of a Form I-9.

The above terms and conditions of employment are deemed to be in compliance with applicable Federal and State laws and regulations, as well as policies and procedures affecting employment, benefits and compensation of which the company reserves the right to revise or change at its sole discretion.

In the event that you are made a party to a proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were an executive officer of the Company, you will be indemnified and held harmless by the Company to the maximum permitted under the applicable law from all liabilities arising in respect of defending such proceeding to the extent and in accordance with the terms of the existing indemnification agreement between you and the Company.

Other than those you have previously disclosed, you hereby represent to the Company that you are not subject to any notice requirement, garden leave provision, non-competition covenant or any similar requirement, provision or covenant (each such requirement, provision or covenant, an “Employment Restriction”) that would prevent you from accepting this offer of employment with the Company, commencing such employment or remaining an employee of the Company or that would adversely impact your ability to perform your duties to the Company.

Your employment with the Company and this Offer Letter are expressly contingent on (i) your ability to start employment with the Company on the Start Date without breaching any Employment Restriction and (ii) your timely submission to the Company of evidence of your valid work authorization.

This Offer Letter will be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law provisions.

This Offer Letter embodies the entire agreement and understanding of the Company and you in respect of the subject matter contained herein and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. This Offer Letter may only be modified pursuant to a written agreement signed by the Company and you. This Offer Letter is subject to final approval by the Compensation Committee of our Board of Directors.

Your employment with the Company will be “at-will” and nothing in this Offer Letter will be deemed to be construed as a contract for a term of employment.

Exhibit 10.3

Please sign below to acknowledge your acceptance of the terms of this Offer Letter. The CEO and members of the Board are all excited about the prospect of your contributions to the Company as our Chief Financial Officer.

Sincerely, American Shared Hospital Services

By:	/s/ Ray Stachowiak
Name: Ray Stachowiak
Title: Executive Chairman and Chief Executive Officer

Accepted and Agreed:

By: /s/ Raymond Scott Frech         Date: 12/19/24

Exhibit 10.3

In addition to your annual base salary, you will be eligible for the following fringe benefits:

●	Cell Phone
●	A company issued laptop
●	You will be eligible to participate in the ASHS group health insurance program, which includes:
o	Medical, dental and vision insurance program
o	Short-Term and Long-Term disability
o	Company paid Life Insurance
●	ASHS offers a 401K plan which you will be eligible to participate in immediately following your first 30 days of employment. At present, ASHS matches up to 4% of an employee's gross compensation
●	Two weeks of paid time off
●	Three personal floating holidays
●	Two weeks of sick time
●	Company-paid holidays (see attached)

Exhibit 10.3

Company-Paid Holidays:

You will receive company-paid holidays as listed below.

•	January 1st — New Year’s Day
•	Martin Luther King Jr.’s Birthday
•	President’s Day
•	Memorial Day
•	July 4th – Independence Day
•	Labor Day
•	Thanksgiving Day
•	The day after Thanksgiving
•	Christmas Day
•	Three (3) Additional Personal Holidays [Floating]

All holidays, except the Employee's Birthday and Personal Days (Floating Holidays), will be paid in the payroll check for the pay period in which they occur.

Employees are paid for their Floating Holidays in the payroll c eek for the pay period in which each of these Floating Holidays is taken. The employee must receive approval of a Vacation Request form prior to taking these Floating Holidays, and must indicate 'Floating Holiday' on their time card for the period during which the holiday is take.

Floating Holidays must be taken no later than January 31 following the year in which they were earned. For example, Year 2023 Floating Holidays must be take no later than January 31, 2024. Any unused Floating Holidays are forfeited after that time.

The Company does not issue extra pay in lieu of taking holidays off.